UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2012

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 19, 2012, MEDNAX, Inc., a Florida corporation (the “Company”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), which further amends and restates the Company’s October 21, 2011 amended and restated credit agreement. The Credit Agreement provides for an $800 million unsecured revolving credit facility and includes a $75 million sub-facility for the issuance of letters of credit and a $37.5 million sub-facility for swingline loans. The Company may increase the credit facility to up to $1.0 billion, subject to the satisfaction of specified conditions. The credit facility matures on November 17, 2017 and is guaranteed by substantially all of the Company’s subsidiaries and affiliated professional associations and corporations. At the Company’s option, borrowings under the Credit Agreement (other than swingline loans) will bear interest at (i) the alternate base rate (defined as the higher of (a) the Wells Fargo Bank prime rate, (b) the Federal Funds Rate plus 1/2 of 1.00% and (c) LIBOR for an interest period of one month plus 1.00%) plus an applicable margin rate ranging from 0.125% to 0.750% (currently 0.125%) based on the Company’s consolidated leverage ratio or (ii) the LIBOR rate plus an applicable margin rate ranging from 1.125% to 1.750% (currently 1.125%) based on the Company’s consolidated leverage ratio. Swingline loans will bear interest at the alternate base rate plus the applicable margin. The Credit Agreement also calls for other customary fees and charges, including an unused commitment fee ranging from 0.150% to 0.325% (currently 0.150%) of the unused lending commitments, based on the Company’s consolidated leverage ratio.

The Credit Agreement contains customary covenants and restrictions, including covenants that require the Company to maintain a minimum fixed charge coverage ratio, not to exceed a specified consolidated leverage ratio and to comply with laws, and restrictions on the ability of the Company to pay dividends and make certain other distributions, as specified therein. Failure to comply with these covenants would constitute an event of default under the Credit Agreement, notwithstanding the ability of the Company to meet its debt service obligations. The Credit Agreement also includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Credit Agreement.

The Credit Agreement was provided by a syndicate of banks with Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and Fifth Third Bank, as Documentation Agent. Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bank National Association acted as Joint Lead Arrangers and Joint Bookrunners.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 20, 2012, the Company issued a press release announcing the Credit Agreement. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of November 19, 2012, among MEDNAX, Inc., certain of its domestic subsidiaries from time to time party thereto as Guarantors, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as Co-Syndication Agents, and Fifth Third Bank, as Documentation Agent.

99.1	Press Release of MEDNAX, Inc., dated November 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: November 26, 2012	By:	/s/ Vivian Lopez-Blanco
	Name:	Vivian Lopez-Blanco
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of November 19, 2012, among MEDNAX, Inc., certain of its domestic subsidiaries from time to time party thereto as Guarantors, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as Co-Syndication Agents, and Fifth Third Bank, as Documentation Agent.

99.1	Press Release of MEDNAX, Inc. dated November 20, 2012.